Exhibit 10.121

ASSET PURCHASE AGREEMENT

BY AND AMONG

PIONEER HEALTH SERVICES OF ONEIDA LLC,

PIONEER HEALTH SERVICES OF ONEIDA REAL ESTATE LLC,

AND

RENNOVA HEALTH, INC.

October 26, 2016

TABLE OF CONTENTS

ARTICLE I PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES		1
1.1	Purchase and Sale of Assets	1
1.2	Excluded Assets	2
1.3	Assumption of Liabilities	3
1.4	Excluded Liabilities	4
1.5	Assigned Contracts and Cure Amounts	4
1.6	Further Conveyances and Assumptions	5
1.7	Bulk Sales Laws	5

ARTICLE II CONSIDERATION		5
2.1	Purchase Price	5
2.2	Deposit	6
2.3	Payment of Consideration	6

ARTICLE III CLOSING AND TERMINATION		6
3.1	Closing Date	6
3.2	Deliveries by Sellers	6
3.3	Deliveries by Purchaser	7
3.4	Termination of Agreement	8
3.4	Procedure For Termination	9
3.6	Effect of Termination	9

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS		10
4.1	Organization and Good Standing	10
4.2	Authorization of Agreement; No Conflict	10
4.3	Intentionally Omitted	10
4.4	Title to Purchased Assets; Condition and Adequacy	10
4.5	Litigation	10
4.6	Permits	11
4.7	Environmental Matters	11
4.8	Insurance Policies	11
4.9	Real Property	11
4.10	Intentionally Omitted	11
4.11	Intentionally Omitted	11
4.12	Intentionally Omitted	12
4.13	Employees	12
4.14	Intentionally Omitted	12
4.15	Reimbursement	12
4.16	Intentionally Omitted	12
4.17	Intentionally Omitted	12
4.18	Brokers or Finders	12

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER		12
5.1	Organization and Good Standing	12
5.2	Authorization of Agreement	12

i

5.3	Conflicts; Consents of Third Parties	13
5.4	Litigation	13
5.5	Financial Advisors	13
5.6	Financial Ability to Close	13

ARTICLE VI BANKRUPTCY COURT MATTERS		13
6.1	Bankruptcy Status	13
6.2	Bankruptcy Court Filings	14
6.3	Notice	14
6.4	Competing Transaction	14
6.5	Purchaser Termination Fee	15

ARTICLE VII COVENANTS		15
7.1	Access to Information	15
7.2	Conduct of the Business Pending the Closing	16
7.3	Consents and Permits; Insurance	16
7.4	Regulatory Approval	17
7.5	Further Assurances	17
7.6	Confidentiality	17
7.7	Intentionally Omitted	17
7.8	Publicity	17
7.9	Intentionally Omitted	18
7.10	Intentionally Omitted	18
7.11	Cooperation	18
7.12	Intentionally Omitted	18
7.13	Intentionally Omitted	18
7.14	Misdirected Payments, Etc	18
7.15	Notice of Developments	18
7.16	Release of Guarantor	18
7.17	Non-Competition	18

ARTICLE VIII CONDITIONS TO CLOSING		19
8.1	Conditions Precedent to Obligations of Purchaser	19
8.2	Conditions Precedent to Obligations of Sellers	19
8.3	Conditions Precedent to Obligations of Purchaser and Sellers	20
8.4	Frustration of Closing Conditions	20

ARTICLE IX TAXES		20
9.1	Transfer Taxes	20
9.2	Prorations	20
9.3	Purchase Price Allocation	21
9.4	Cooperation on Tax Matters	21

ARTICLE X MISCELLANEOUS		21
10.1	Expenses	21
10.2	Other Definitional and Interpretive Matters	21
10.3	Injunctive Relief	22
10.4	Submission to Jurisdiction; Consent to Service of Process	22

ii

10.5	Entire Agreement: Amendments and Waivers	23
10.6	Governing Law	23
10.7	Notice	23
10.8	Severability	24
10.9	Binding Effect; Assignment	24
10.10	No Personal Liability	24
10.11	Counterparts	24
10.12	Acknowledgment by Purchaser	24

List of Disclosure Schedules, Annexes and Exhibits.

Schedule 1.1(b)	Purchased Personal Property
Schedule 1.1(d)	Assigned Contracts
Schedule 1.1(f)	Permits
Schedule 1.2(b)	Excluded Deposit Accounts
Schedule 1.2(l)	Transferred Property
Schedule 4.2(b)	Contravention
Schedule 4.4	Purchased Assets (w/Liens)
Schedule 4.5	Legal Proceedings
Schedule 4.7	Environmental Matters
Schedule 4.8	Insurance Policies
Schedule 4.9	Real Estate and Real Property Leases
Schedule 4.18	Brokers
Schedule 5.3(a)	Purchaser’s Required Consents/Approvals
Schedule 5.3(b)	Conflicts
Schedule 5.4	Orders
Schedule 11.1(a)	“Knowledge” Officers/Managers of Purchaser and Sellers
Schedule 11.1(b)	Permitted Exceptions

Annex 1	Definitions

Exhibit A	Legal Description for Real Estate
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Assignment and Assumption Agreement
Exhibit D	Form of Special Warranty Deed
Exhibit E	Form of FIRPTA
Exhibit F	Sale Order

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of October 26, 2016, among PIONEER HEALTH SERVICES OF ONEIDA LLC, a Mississippi limited liability company (“Hospital Seller”), PIONEER HEALTH SERVICES OF ONEIDA REAL ESTATE LLC, a Mississippi limited liability company (“Real Estate Seller,” each individually a “Seller” and, collectively with Hospital Seller, the “Sellers”), and RENNOVA HEALTH, INC., a Delaware corporation (“Rennova” or “Purchaser”). Capitalized terms used herein are defined in Annex 1 attached hereto.

WHEREAS, Hospital Seller presently owns and previously operated a hospital located at 18797 Alberta Street, Oneida, Tennessee 37841, known as Pioneer Community Hospital of Scott (the “Hospital”) and Real Estate Seller owns that certain real property identified by tax parcel identification number 052H_F_014.00 and located at 18797 Alberta Street, Oneida, Tennessee 37841 and more fully described on Exhibit A attached hereto (the “Real Estate”) (the Hospital and the services and programs provided thereat and the Real Estate are collectively referred to as the “Business”); and

WHEREAS, Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase, acquire and assume from Sellers pursuant to this Agreement, the Sale Order, the Sale Motion and Sections 105, 363 and 365 of Title 11 of the United States Code, 11 U.S.C. Section 101 et seq. (the “Bankruptcy Code”) all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein.

NOW, THEREFORE, for and in consideration of the promises, agreements, covenants, representations and warranties hereinafter contained and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

1.1               Purchase and Sale of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing and subject to entry of the Sale Order, Purchaser shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser (the “Contemplated Transactions”) all of Sellers’ respective right, title and interest in, to and under the Purchased Assets, free and clear of any and all Liens, other than Permitted Exceptions (but excluding the Permitted Exceptions described in clause (vii) of the definition of Permitted Exceptions and as noted in Schedule 4.4). “Purchased Assets” means the following assets of the Sellers, wherever located and whether or not carried or reflected on the books and records of Sellers, excluding the Excluded Assets:

(a)       (i) all right, title and interest of Sellers in and to the Real Estate together with all improvements and fixtures thereto and other appurtenances and rights in respect thereof and (ii) all right, title and interest of Sellers under any Real Property Leases included among the Contracts listed in Schedule 1.1(d) (collectively, the “Purchased Real Property”);

(b)       (i) the Furniture and Equipment and (ii) the tools, spare parts, supplies (including all of Sellers’ Inventory) and all other tangible personal property owned by Sellers or used by Sellers in the conduct of the Business and located in the Ordinary Course of Business at the Purchased Real Property or the Hospital as set forth on Schedule 1.1(b) (collectively, the “Purchased Personal Property”);

(c) [intentionally omitted];

(d)       the Contracts listed on Schedule 1.1(d) hereto, which Contracts will be assumed by Sellers and assigned and sold to Purchaser pursuant to Section 365 of the Bankruptcy Code, and which schedule may be supplemented and/or modified by the Purchaser up to twenty-one (21) days prior to the hearing by the Bankruptcy Court to approve this Agreement, which is anticipated to occur on November 18, 2016 (the “Assigned Contracts”);

(e)       to the extent transferable, all Documents that are solely used in, held for use in or intended to be used in, or that arise primarily out of, the Business, including Documents relating to the services provided by the Business, the marketing of the Business’ services (including advertising and promotional materials), personnel files for Employees of Sellers and files including credit information and supplier lists, to the extent physically located at the Facilities, and copies of all Medical Records regardless of where they are located, but excluding any Documents described in Section 1.2(f);

(f)          except as set forth in Section 1.2(d), to the extent transferable, all Permits that remain valid and that are listed in Schedule 1.1(f);

(g)       to the extent transferable, all rights of each Seller under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with employees and agents of such Seller or with third parties to the extent relating to the Business or the Purchased Assets (or any portion thereof);

(h)       to the extent transferable, all rights of each Seller under or pursuant to all warranties, representations and guarantees made by suppliers, manufacturers and contractors to the extent relating to services provided to such Seller after the Closing or to the extent affecting any Purchased Assets, other than any warranties, representations and guarantees pertaining to any Excluded Assets;

(i)         all goodwill and other intangible assets (other than Intellectual Property Rights) owned by each Seller and associated with the Business, including customer and supplier lists; and

(j)         to the extent transferable, all telephone numbers and facsimile numbers, and domain names and email addresses.

1.2               Excluded Assets. Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean any assets of the Sellers that are not Purchase Assets, including the following assets, properties, interests and rights of the respective Sellers:

(a)       the Excluded Contracts, including any Contract not listed in Schedule 1.1(d);

(b)       all deposit accounts listed on Schedule 1.2(b) hereto, all cash, cash equivalents, bank deposits or similar cash items of each Seller, all marketable securities owned by each Seller and all Documents related thereto;

(c) all accounts receivable of Sellers;

(d)       any and all Medicare and Medicaid provider numbers of Sellers or the Business and any corresponding provider agreements with CMS or any state Medicaid agency;

(e)       any other Contract to which a Seller is a party or under which it has rights that is not used primarily in the Business;

(f)        any (i) other books and records that Sellers are required by Law to retain; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business as conducted before the Closing (except as prohibited by Law) or that relate to any of the Purchased Assets; (ii) Documents which any Seller is not permitted to transfer pursuant to any contractual confidentiality obligation owed to any third party (other than any patient confidentiality obligation referred to in the foregoing clause (i)); (iii) books and records and other Documents related to malpractice prevention programs, credentialing, incident reporting or quality assurance to the extent confidential under applicable Law that a Seller elects or is required to retain; and (iv) any Documents primarily related to or that are required to realize the benefits of any Excluded Assets;

(g)       any claim, right or interest of a Seller in or to any refund, rebate, abatement or other recovery for Taxes, together with any interest due thereon or penalty rebate arising therefrom;

(h)       all insurance policies or rights to proceeds with respect to Excluded Assets and in respect of tort liabilities and other Excluded Liabilities;

(i)         all of Sellers’ deposits or prepaid charges and expenses paid in connection with or relating to any Excluded Assets;

(j) all rights in connection with and assets of any Employee Benefit Plans;

(k)       all deposits remaining at the Closing Date (including customer deposits and security deposits for rent, electricity, telephone or other utilities and deposits posted under any Assigned Contract) and prepaid charges and expenses of Sellers, other than any deposits or prepaid charges and expenses paid in connection with or relating to any Excluded Assets or which have been or will be netted by the holder thereof against any unpaid pre-petition or post-petition liability of Sellers;

(l)         all supplies and equipment that were transferred from the Newton Hospital (the “Transferred Property”) to the Business as set forth on Schedule 1.2(l);

(m) the name “Pioneer Community Hospital of Scott”;

(n) the Intellectual Property; and

(o) all other rights of Sellers under this Agreement and the Contemplated Transactions.

1.3               Assumption of Liabilities. Purchaser will not assume or otherwise be responsible for any Liabilities of Sellers, except that from and after the Closing, Purchaser shall assume as and when due, the following Liabilities (collectively, the “Assumed Liabilities”) and no others:

(a)       Indebtedness of Sellers under the First Deed of Trust, the amount of which shall not exceed $450,000 as of the Closing, and any fees or expenses charged by the lender for the assumption of the First Deed of Trust (the “Assumed Indebtedness”);

(b) all Liens encumbering the Real Estate;

(c)       all Liabilities, including continuing performance obligations, first accruing from and after the Closing with respect to the Assigned Contracts (other than the Assumed Indebtedness);

(d)       all Cure Amounts; and

(e)       all Liabilities of any kind or nature arising out of or in connection with the ownership of the Purchased Assets by Purchaser after the Closing Date.

1.4               Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume or become liable for the payment or performance of any Liability of any Seller, which shall remain Liabilities of the respective Seller (the “Excluded Liabilities”), including the following:

(a)       any Liability based upon any act or omission of a Seller, including trade payables;

(b)       except as otherwise provided in Article IX, any Liability for Taxes of a Seller arising from the operation of the Business or any Taxes in the nature of income tax imposed upon Sellers in connection with the sale of the Purchased Assets contemplated hereby;

(c) any Liability associated with any Excluded Assets;

(d)       any Liability relating to any breach of contract, breach of warranty, tort, infringement or violation of Law by a Seller;

(e)       any Liability arising out of events, acts or omissions occurring prior to the Closing Date from or relating to any overpayment, duplicate payment, refunds, discounts or adjustments due to any private sector healthcare cost reimbursement program or insurance coverage or in connection with Healthcare Programs, including Liabilities related to Cost Report settlement payables arising from Cost Report periods ending prior to the Closing Date;

(f)        any Liability related to claims of medical malpractice and/or other professional Liability of a Seller, or any of its employees, attending physicians, agents or independent contractors;

(g)       any Liability arising out of or in connection with any Legal Proceedings (whether instituted prior to or after Closing) to the extent arising from acts or omissions which occurred or are alleged to have occurred prior to the Closing Date;

(h)       any Liability related to penalties, fines, settlements, interest, costs and expenses to the extent arising out of or incurred as a result of any violation by a Seller of any Law or Order;

(i) all Liabilities relating to amounts required to be paid by Sellers hereunder;

(j)         all claims, demands, Liabilities or obligations arising out of any duty or violation of any applicable Environmental Law, rules, regulations or obligations by Sellers or the Business, or related to the Purchased Assets, including, but not limited to, any release of Hazardous Materials occurring after the Closing Date if the Hazardous Materials were disposed of by or for Sellers prior to the Closing Date;

(k)       all Liabilities relating to Employees (including the termination thereof) and Employee Benefit Plans; and

(l)         all Liabilities and obligations of Sellers to Purchaser under this Agreement or with respect to or arising out of the transactions contemplated hereby.

1.5               Assigned Contracts and Cure Amounts. Pursuant to Section 365 of the Bankruptcy Code, Sellers shall assign to Purchaser, and Purchaser shall assume from Sellers, the Assigned Contracts listed in Schedule 1.1(d). The cure amounts, if any, as determined by the Bankruptcy Court, necessary to allow assumption and assignment under Section 365 of the Bankruptcy Code of the Assigned Contracts shall be paid by Purchaser (or Purchaser shall have delivered into escrow on terms reasonably acceptable to Sellers and Purchaser amounts sufficient to pay any claim therefore that remains disputed as of the Closing, as such amount shall have been determined by the Bankruptcy Court) at or before the Closing (except as otherwise agreed to by the other party to the Assigned Contracts), and, except as set forth below, Sellers shall have no liability for any such cure amount. The cure amounts to be paid by Purchaser in accordance with the foregoing provisions of this Section 1.5 are hereinafter sometimes referred to as the “Cure Amounts.” Notwithstanding anything to the contrary herein, Purchaser’s obligation to pay Cure Amounts shall not exceed $0.00 in the aggregate (the “Cure Cap”). Notwithstanding the foregoing, Purchaser, at its option, may elect to terminate this Agreement or to pay Cure Amounts in excess of the Cure Cap; provided, however, Purchaser shall not have the right to terminate this Agreement with respect to any Contracts added to Schedule 1.1(d) after the date hereof.

1.6           Further Conveyances and Assumptions.

(a)                From time to time following the Closing, each party shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to convey and assign fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and Seller Documents and to assure fully to each Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and Seller Documents, and to otherwise make effective the transactions contemplated hereby and thereby. In the event that Purchaser or its Affiliates receives any Excluded Assets (or any payments or proceeds related thereto) following the Closing, Purchaser shall promptly deliver such Excluded Assets (or any payments or proceeds related thereto) to Sellers. In the event that any Seller or its Affiliates receives any Purchased Assets (or any payments or proceeds related thereto) following the Closing, such Seller shall promptly deliver such Purchased Assets (or any payments or proceeds related thereto) to Purchaser.

(b)                To the extent that the assignment of any Purchased Asset shall require the consent of any other party and such consent shall still be required notwithstanding the Sale Order and Sections 363 and 365 of the Bankruptcy Code (each, a “Nonassignable Asset”), nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign such Nonassignable Asset unless and until such consent shall have been obtained. If any such consent is not obtained, or if an attempted assignment would adversely affect the rights or increase the obligations of Purchaser such that Purchaser would not receive all such rights as they exist prior to such attempted assignment, Sellers and Purchaser shall enter into such reasonable cooperative arrangements as are reasonably acceptable to Sellers and Purchaser to provide for Purchaser the benefit of such Nonassignable Asset, and any transfer to Purchaser of any Nonassignable Asset.

1.7               Bulk Sales Laws. The parties hereto hereby waive compliance by Sellers with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale and transfer of any or all of the Purchased Assets to Purchaser.

ARTICLE II

CONSIDERATION

2.1               Purchase Price. The consideration for the Purchased Assets shall be comprised of the following: (a) the Assumed Indebtedness; plus (b) the assumption by Purchaser of the other Assumed Liabilities; plus (c) $600,000 (the “Cash Purchase Price”); plus (d) the aggregate Cure Amounts (the “Purchase Price”).

2.2               Deposit. As promptly as possible, but in any event within three (3) Business Days after the execution of this Agreement, Purchaser shall deposit with the Law Offices of Craig M. Geno, PLLC in its capacity as escrow agent (the “Escrow Agent”), pursuant to that certain Escrow Agreement, dated as of the date hereof, by and among Purchaser, Sellers and the Escrow Agent (the “Deposit Escrow Agreement”) by wire transfer of immediately available funds, an amount equal to ten percent (10%) of the Cash Purchase Price (the “Deposit Escrowed Funds”), such deposit to be released by the Escrow Agent and delivered to either Purchaser or Sellers, in accordance with the provisions of the Deposit Escrow Agreement.

2.3               Payment of Consideration. On the Closing Date, Purchaser shall pay to Sellers by wire transfer of immediately available funds into accounts designated by Sellers, the Cash Purchase Price minus (a) the amount of the Deposit Escrowed Funds (which shall be delivered to Sellers by the Escrow Agent as described in the Deposit Escrow Agreement), minus, (b) a portion of the Cash Purchase Price equal to the sum of (i) 2% of the Purchase Price (the “Success Fee”) plus, (ii) 20% of the Purchase Price (the “Minimum Reserve Fee”) (the Success Fee and the Minimum Reserve Fee shall be paid by the Purchaser on behalf of Sellers directly to Solic Capital Advisors, LLC at the Closing), plus (c) the aggregate of the Cure Amounts (the “Closing Cash Payment”).

ARTICLE III

CLOSING AND TERMINATION

3.1               Closing Date. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article I hereof (the “Closing”) shall take place remotely via electronic exchange of documents and signature pages at 10:00 a.m. (Central time) on a date that is no less than two (2) Business Days following the satisfaction or waiver of the conditions set forth in Article VIII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date”. Unless otherwise agreed by Sellers and Purchaser in writing, regardless of the time at which the Closing is completed, the Closing shall be deemed effective and all right, title and interest of Sellers in any asset to be acquired by Purchaser hereunder, and any Assumed Liability and all risk of loss with respect to the Business, shall be considered to have passed to Purchaser as of 12:01 a.m. (Central time) on the Closing Date.

3.2             Deliveries by Sellers. At the Closing, Sellers shall deliver to Purchaser:

(a)       certificates of good standing of each Seller from the State of Mississippi and evidence of the qualification to do business in the State of Tennessee;

(b)       a true and complete copy of the certificate of formation or other governing document of Real Estate Seller and all amendments thereto, certified by the State of Mississippi, dated within five Business Days prior to the Closing Date;

(c)       true and complete copies of the operating agreement or similar governing documents of Real Estate Seller, certified by an authorized officer of Real Estate Seller;

(d)       true and complete copies of the resolutions of the board of directors (or other similar governing body) of Real Estate Seller, certified by an authorized officer of Real Estate Seller, authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby;

(e)       certificates from the secretary of each Seller as to the incumbency and signatures of each officer of such Seller executing this Agreement and any other documents required under this Agreement;

(f)         a duly executed bill of sale in substantially the form of Exhibit B hereto;

(g)       a duly executed assignment and assumption agreement in substantially the form of Exhibit C hereto (the “Assignment and Assumption Agreement”);

(h)       A duly executed special warranty deed with respect to the Purchased Real Property substantially in the form of Exhibit D hereto;

(i)         [intentionally omitted];

(j)         possession of the Medical Records, in the possession or control of Hospital Seller;

(k)        [intentionally omitted];

(l)         an affidavit in substantially the form of Exhibit E hereto, executed by Real Estate Seller, (and any similar affidavit that may be required under state law);

(m)      all instruments and documents reasonably required by the Title Company to issue a standard owner’s title insurance policy with no exceptions other than Permitted Exceptions for the Purchased Real Property;

(n)       a certificate of an authorized officer of each Seller certifying that each of the conditions contained in Section 8.1 has been fulfilled;

(o) [intentionally omitted]; and

(p)       a certified copy of the Sale Order having been entered by the Bankruptcy Court and docketed, in form and substance reasonably acceptable to Purchaser and Hospital Seller.

3.3           Deliveries by Purchaser. At the Closing, Purchaser shall deliver to Sellers:

(a)       the Closing Cash Payment as set forth in Section 2.3 hereof;

(b)       a duly executed Assignment and Assumption Agreement;

(c)       a certificate of good standing of Purchaser from the State of Florida, together with evidence of Purchaser’s qualifications to do business in the State of Tennessee;

(d)       true and complete copies of the certificate of incorporation of Purchaser and all amendments thereto, certified by the State of Florida, dated within five (5) Business Days prior to the Closing Date;

(e)       true and complete copies of the resolutions of the board of directors of Purchaser and Rennova, or similar governing body, certified by Purchaser’s and Rennova’s secretary, as applicable, authorizing the execution, delivery and performance of this Agreement and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby by Purchaser and Rennova;

(f)        certificates from the secretary of Purchaser and Rennova, as applicable, as to the incumbency and signatures of each officer of Purchaser and Rennova executing this Agreement and any other documents required under this Agreement;

(g)       [intentionally omitted];

(h)       a certificate of an officer of Purchaser certifying that each of the conditions contained in Section 8.2 has been fulfilled; and

(i)        such other documents, instruments and certificates as Sellers may reasonably request.

3.4               Termination of Agreement. In respect of the Contemplated Transactions, this Agreement may be terminated prior to the Closing as follows:

(a)       Termination by Purchaser. Purchaser may terminate this Agreement upon the occurrence of any of the following:

(i)         if any of the conditions to the obligations of Purchaser to close that are set forth in Sections 8.1 and 8.3 (other than those that are to be satisfied at Closing) shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

(ii)          if there shall be a material breach by Sellers of any representation or warranty, or if Sellers shall fail to perform in any material respect any covenant or agreement contained in this Agreement which breach or nonperformance cannot be cured or has not been cured within ten (10) Business Days after the giving of written notice by Purchaser to Sellers of such breach or nonperformance;

(iii)           if Purchaser elects to terminate in accordance with Section 1.5 hereof;

(iv)          if either or both of the Sellers enter into a definitive agreement with a third party for an Alternative Transaction;

(v)           if the Bankruptcy Court enters any Order approving any Alternative Transaction or confirming any Chapter 11 Plan involving any Alternative Transaction;

(vi)          so long as Purchaser is not then in breach of its obligations under this Agreement in any material respect, if the Sale Order is not entered within forty-five (45) days after the date hereof;

(vii)         conversion of the Bankruptcy Case to one under Chapter 7 of the Bankruptcy Code;

(viii)         [intentionally omitted]; or

(ix)           upon written notice to Sellers if the Closing shall not have occurred by the close of business on December 31, 2016 (the “Outside Date”).

(b)       Termination by Sellers. Sellers may terminate this Agreement upon the occurrence of any of the following:

(i)           if any of the conditions to the obligations of Sellers to close that are set forth in Sections 8.2 and 8.3 (other than those that are to be satisfied at Closing) shall have become incapable of fulfillment other than as a result of a breach by Sellers of any representation, warranty, covenant or agreement contained in this Agreement, and such condition is not waived by Sellers; or

(ii)          if there shall be a material breach by Purchaser of any representation or warranty, or if Purchaser shall fail to perform in any material respect any covenant or agreement contained in this Agreement, which breach or nonperformance cannot be cured or has not been cured within ten (10) Business Days after the giving of written notice by Sellers to Purchaser of such breach or nonperformance.

(c)       Termination by Purchaser or Hospital Seller. Either Purchaser or Hospital Seller may terminate this Agreement upon the occurrence of any of the following:

(i)           by mutual written consent of Hospital Seller and Purchaser; or

(ii)          if the Bankruptcy Court shall enter an order approving a Competing Bid or Alternative Transaction, provided that such termination shall be contingent upon Purchaser’s right to payment of the Purchaser Termination Fee in accordance with this Agreement.

(d)       [intentionally omitted].

3.5               Procedure For Termination. In the event of termination of this Agreement by Purchaser or either Seller, or both, pursuant to Section 3.4, written notice thereof shall forthwith be given to the other parties, and upon the giving of such notice (or at such time as specified in the particular termination right set forth in Section 3.4), the Contemplated Transactions shall be abandoned and this Agreement shall terminate to the extent and with the effect provided by Section 3.6 without further action by the parties.

3.6               Effect of Termination. In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any party; provided, however, that nothing in this Section 3.6 shall relieve the parties of any liability for a breach of this Agreement prior to the date of termination; and provided, further, however, that the obligations of the parties set forth in the Deposit Escrow Agreement and Sections 2.2, 3.6, 6.4 and 6.5 of this Agreement, and to the extent necessary to effectuate the foregoing enumerated provisions, Section 10.2, shall survive any such termination and shall be enforceable in accordance with their terms. In addition, if this Agreement is terminated as provided herein, each party shall upon request redeliver or destroy as soon as practicable any or all documents, work papers and other material of any other party relating to its business or affairs or the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same, other than any material which is of public record.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby represents and warrants to Purchaser that:

4.1               Organization and Good Standing. Each Seller is a limited liability company duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, with full limited liability company power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder. Each Seller is duly qualified to do business and is in good standing in every domestic or foreign jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify, except with the failure to be so qualified would not be material to such Seller or have a material and adverse effect on such Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby. Complete and accurate copies of the organizational documents of each Seller have been delivered to Purchaser.

4.2            Authorization of Agreement; No Conflict.

(a)       Except for such authorization as is required by the Bankruptcy Court (as hereinafter provided for) each Seller has all requisite power and authority to execute and deliver and perform its obligations under and has taken all limited liability company action, including approval of its directors, members and/or trustees (as applicable), necessary, if any, for it to validly execute and deliver and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) perform its obligations under this Agreement and each other agreement, document, or instrument or certificate contemplated by this Agreement to be executed and delivered by such Seller in connection with this Agreement.

(b)       Except as set forth on Schedule 4.2(b), neither the execution and delivery of this Agreement by Sellers nor the consummation or performance of the transactions contemplated hereby by Sellers will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with or result in a violation of any provision of the organizational documents of any Seller; (ii) contravene, conflict with, or result in a violation of any Law or any Order of any Governmental Body, to which any Seller is subject; (iii) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any government authorization that is held by any Seller or that otherwise relates to the Purchased Assets; (iv) breach any provision of, give any Person the right to declare a default or exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate or modify any, Assigned Contract; or (v) result in the creation or imposition of any Lien upon any of the Purchased Assets.

4.3           Intentionally Omitted.

4.4           Title to Purchased Assets; Condition and Adequacy. Except as set forth in Schedule 4.4 and other than the Real Estate, Hospital Seller owns good and transferable title to all of the Purchased Assets free and clear of any Liens, other than Permitted Exceptions.

4.5           Litigation.

(a)       Except for proceedings before the Bankruptcy Court or Legal Proceedings that have been stayed as set forth on Schedule 4.5, there are no Legal Proceedings pending (i) by or against any Seller or that otherwise relate to or may affect the Business or any of the Purchased Assets or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby. To the Knowledge of each Seller, no such Legal Proceeding has been threatened, in writing, except as set forth on Schedule 4.5.

(b)       Except for proceedings before the Bankruptcy Court, there are no Orders outstanding (i) against any Seller or that otherwise relate to or may affect the Business of Sellers or any of the Purchased Assets or (ii) that challenge, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the transactions contemplated hereby.

4.6               Permits. Prior to the closure of the Hospital on June 26, 2016, the Hospital was eligible to receive payment certified as a Medicare Critical Access Hospital pursuant to 42 CFR Part 485, Subpart F. Hospital Seller’s hospital license from the Tennessee Department of Health has been placed on “inactive” status until the February 2017 meeting of the Tennessee Board for Licensing Health Care Facilities.

4.7               Environmental Matters. Except as set forth on Schedule 4.7 hereto:

(a)                No Seller is the subject of any outstanding Order, notice, directive or other writing from or Contract with any Governmental Body respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release, in each case, relating to the operation of the Business or to any Purchased Asset; and

(b)                To the Knowledge of each Seller, such Seller has not received any written communication or other notice alleging that such Seller may be in violation of any Environmental Law, or any Permit issued pursuant to any Environmental Law, or may have any liability under any Environmental Law, in each case related to the Business or to any Purchased Assets.

(c)                To the Knowledge of each Seller, (i) no Hazardous Material has been Released at, on, under, to or from any Real Estate in an amount, manner or condition that, and (ii) no friable asbestos is contained in any equipment or any building materials at any Real Estate that in its current state, in the case of each of clauses (i) and (ii), would reasonably be expected to result in material liabilities under Environmental Law.

4.8               Insurance Policies. Schedule 4.8 sets forth a complete and accurate list of all insurance policies under which any of the assets or properties of any Seller are covered or otherwise relating to the Business, and indicates the insurer’s name, policy number, expiration date, amount and type of coverage.

4.9               Real Property. Real Estate Seller represents and warrants that (a) Schedule 4.9 sets forth a correct street address of each parcel of Real Estate and (b) Real Estate Seller is not a party to any Real Property Lease other than the lease of the Real Estate to Hospital Seller, as tenant. Hospital Seller represents that Schedule 4.9 sets forth a list of all Real Property Leases to which Hospital Seller is a party. Except for the Real Estate and the lease of the Real Estate to Hospital Seller, as tenant, Real Estate Seller does not own any interest (fee, leasehold or otherwise) in any real property. Except for the Real Property Leases described in Schedule 4.9, Hospital Seller does not own any interest (fee, leasehold or otherwise) in any real property. Except as set forth in Schedule 4.9, Real Estate Seller owns good and marketable title to the Real Estate, free and clear of any Liens other than the Permitted Exceptions.

4.10           Intentionally Omitted.

4.11           Intentionally Omitted.

4.12           Intentionally Omitted.

4.13           Employees. Hospital Seller has terminated all Employees.

4.14           Intentionally Omitted.

4.15           Reimbursement.

(a)                To the Knowledge of each Seller, neither Sellers nor any of Sellers’ managers, equity holders or managing employees is excluded from participation in any Healthcare Program, and no Seller has received any written notice from the applicable Governmental Body that any such exclusion is threatened.

(b)                Hospital Seller’s provider agreement with Medicare will be voluntarily terminated on the effective date of the Closing.

4.16           Intentionally Omitted.

4.17           Intentionally Omitted.

4.18           Brokers or Finders. Except as set forth on Schedule 4.18, neither Sellers nor any of their respective officers, directors, employees or agents have incurred any liability or obligation for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the sale of the Purchased Assets or the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers that:

5.1               Organization and Good Standing. Purchaser is a corporation duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, with full power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to execute and deliver this Agreement and perform its obligations hereunder. Purchaser is duly qualified to do business and is in good standing in every domestic or foreign jurisdiction in which its ownership of property or the conduct of businesses as now conducted requires it to qualify, except when the failure to be so qualified would not have a material and adverse effect on Purchaser’s ability to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

5.2               Authorization of Agreement. Purchaser has full corporate power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by it in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and Purchaser Documents have been duly authorized by all necessary corporate action on behalf of Purchaser. Upon the execution and delivery by Purchaser of this Agreement and the Purchaser Documents, this Agreement and the Purchaser Documents (assuming the due authorization, execution and delivery by the other parties hereto and thereto) will constitute, the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3           Conflicts; Consents of Third Parties.

(a)       Except as described on Schedule 5.3(a), Purchaser is not required to obtain any consent, approval, authorization, waiver, Order, license or Permit of or from, or to make any declaration or filing with, or to give any notification to, any Person (including any Governmental Body) in connection with the execution and delivery of this Agreement or the Purchaser Documents by Purchaser, the compliance by Purchaser with any of the provisions hereof or thereof; the consummation of the transactions contemplated hereby or thereby or the taking by Purchaser of any other action contemplated hereby or thereby.

(b)       Except as set forth on Schedule 5.3(b), none of the execution and delivery by Purchaser of this Agreement or any of the Purchaser Documents, the consummation of the Contemplated Transactions by Purchaser or compliance by Purchaser with any of the provisions hereof or thereof will conflict with, or result in any violation of or a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of, any Contract or Permit to which Purchaser is a party or by which any of the properties or assets of Purchaser are bound, other than any such conflicts, violations, defaults, terminations or cancellations that would not have a material and adverse effect on the ability of Purchaser to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

5.4               Litigation. There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser, or, to the Knowledge of Purchaser, to which Purchaser otherwise is a party before any Governmental Body, which, if adversely determined, would reasonably be expected to have a material and adverse effect on the ability of Purchaser to perform its obligations under this Agreement or consummate the transactions contemplated hereby. Other than as set forth in Schedule 5.4, Purchaser is not subject to any Order of any Governmental Body except to the extent the same would not reasonably be expected to have a material and adverse effect on the ability of Purchaser to perform its obligations under this Agreement or consummate the transactions contemplated hereby.

5.5               Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

5.6               Financial Ability to Close. Purchaser has sufficient funds in cash or from existing available borrowing capacity in an amount equal to the Cash Purchase Price presently available and will at the Closing have immediately available funds in cash or from existing available borrowing capacity which are sufficient to pay the Cash Purchase Price and to pay any other amounts payable by Purchaser pursuant to this Agreement and to consummate the transactions contemplated by this Agreement. Purchaser has provided Sellers with evidence of the availability of such funds.

ARTICLE VI

BANKRUPTCY COURT MATTERS

6.1               Bankruptcy Status. Hospital Seller shall be and remain throughout the term of this Agreement a debtor and debtor-in-possession in Chapter 11 bankruptcy proceedings in the Bankruptcy Case.

6.2               Bankruptcy Court Filings. As promptly as practicable following the execution of this Agreement, but in no event later than two (2) Business Days after the execution of this Agreement, Hospital Seller shall file the Sale Motion and subsequently use its best efforts to seek the approval of the Bankruptcy Court of the Sale Order. Purchaser agrees that it will promptly take such actions as are reasonably requested by Hospital Seller to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser, including, without limitation, furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under Section 363(m) of the Bankruptcy Code. In the event the entry of the Sale Order shall be appealed, each party shall use their respective commercially reasonable efforts to defend against such appeal. In the event that an appeal is taken, or a stay pending appeal is requested from the Sale Order, Sellers shall promptly notify Purchaser of such appeal or stay request and shall provide Purchaser within three (3) Business Days a copy of the relevant notice of appeal or order of stay. Sellers shall also provide Purchaser with written notice of any motion or application filed in connection with any appeal from either of such orders. If no stay pending appeal is granted, the Purchaser and the Sellers may mutually determine to close the Contemplated Transactions.

6.3               Notice. Notice of the Contemplated Transactions, the Sale Motion and the Sale Order shall be in a form reasonably acceptable to Purchaser and Hospital Seller and shall be served by the Hospital Seller to the reasonable satisfaction of Purchaser in accordance with applicable Law (including, to the extent applicable, Rules 2002, 3016, 3017 and 6004 of the Federal Rules of Bankruptcy Procedure and any local rules or orders of the Bankruptcy Court) on all Persons required to receive notice under applicable Law.

6.4               Competing Transaction.

(a)       This Agreement is subject to approval by the Bankruptcy Court and the consideration by Hospital Seller of higher or otherwise better competing bids (each a “Competing Bid”).

(b)       [Intentionally Omitted].

(c)       Until the Contemplated Transactions are consummated, and subject to the bid procedures set forth in Section 6.4(d), Hospital Seller is permitted to cause its Representatives to market and initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to Purchaser and its Representatives) in connection with any sale or other disposition of all or any part of the Purchased Assets, alone or in connection with the sale or other disposition of any other asset of such Seller. In addition, during such time period, each Seller has the responsibility and obligation to respond to any inquiries or offers to purchase all or any part of the Purchased Assets and perform any and all other acts related thereto which are required under the Bankruptcy Code or other applicable law, including supplying information relating to the Business and the assets of such Seller to prospective purchasers.

(d)         Seller agrees to the following bid procedures and shall use its best efforts to cause such procedures to be adhered to and, if necessary, approved by the Bankruptcy Court:

(i)              initial minimum overbid by a Competing Bid of $100,000 (the Purchaser Termination Fee of $50,000 plus the incremented bid of $50,000 as set forth below);

(ii)             incremented bids by Qualified Bidders of no less than $50,000;

(iii)            right of Purchaser to credit bid its Purchaser Termination Fee;

(iv)           payment of the Purchaser Termination Fee, if applicable, in accordance with Section 6.5;

(v)            deadline to qualify Competing Bids of a date no later than November 2, 2016;

(vi)           conducting an auction in the event of any qualified Competing Bids no later than November 15, 2016; and

(vii)           commencement of a hearing before the Bankruptcy Court to approve the Transaction and seek entry of Sale Order no later than November 30, 2016.

6.5               Purchaser Termination Fee. Sellers agree and acknowledge that Purchaser’s negotiation and execution of this Agreement have required a substantial investment of management time and significant commitment of financial and other resources of Purchaser, and that the negotiation and execution of this Agreement have provided significant value to Sellers. Therefore, if the Bankruptcy Court fails to approve this Agreement because another offer for the purchase of the Business has been received and is approved by the Bankruptcy Court, then, in such event, and if thereafter any Purchaser Termination Event (as hereinafter defined) occurs, Sellers will pay to Purchaser a termination fee, which will include reimbursement of Purchaser’s costs and expenses in connection with the negotiation of and activities incident to this Agreement, in an amount equal to $50,000 (the “Purchaser Termination Fee”). The Purchaser Termination Fee will be paid upon the closing of the sale of the Business (or of the Purchased Assets thereof) to a third party. A Purchaser Termination Event means the consummation of any Alternative Transaction including a sale of all or a substantial portion of the Purchased Assets by a Competing Bid from a party other than the Purchaser, or the confirmation of any Chapter 11 Plan, within 180 days of the execution of this Agreement. Sellers shall pay the Purchaser Termination Fee on the earlier of (a) the date of the consummation of an Alternative Transaction or (b) on the effective date of the confirmation by the Bankruptcy Court of any Chapter 11 Plan, such date not to exceed fifteen (15) days from the date of such confirmation. Sellers’ obligation to pay the Purchaser Termination Fee shall constitute and be treated as a superpriority administrative expense of Sellers under Sections 503(b) and 507(b) of the Bankruptcy Code and paid in cash immediately when due. The parties agree that such sum is a reasonable estimate of Purchaser’s costs, expenses, and loss, and is fair consideration to induce Purchaser to enter into this Agreement.

ARTICLE VII

COVENANTS

7.1               Access to Information. Subject to the provisions of this Section 7.1, each Seller agrees that, prior to the Closing Date, Purchaser shall be entitled, through its Representatives, to make such investigation of the assets, properties and operations of the Business, including a survey and inspection of the Real Estate and the Facilities, and such examination of the books and records of Sellers pertaining to the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours upon reasonable advance notice and under reasonable circumstances. Each Seller shall cause its Representatives to cooperate with Purchaser and its Representatives in connection with such investigation and examination, and Purchaser and its Representatives shall cooperate with each Seller and its Representatives and shall use its commercially reasonable efforts to minimize any disruption to Sellers’ business and operations, including the Business. Notwithstanding the foregoing, if permitted by applicable Law, Sellers shall disclose to Purchaser the subject matter of the information or books, records or Documents not required to be made available hereunder and why such items should not be delivered. If requested by Purchaser, Sellers shall seek such consents as may be needed to enable Sellers to make such information available to Purchaser.

7.2           Conduct of the Business Pending the Closing.

(a)       Prior to the Closing, except (1) as required by applicable Law or the Bankruptcy Court, (2) as otherwise expressly contemplated by this Agreement or (3) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned):

(i)                         Real Estate Seller shall maintain the insurance coverage currently in place with respect to the Real Estate (or comparable replacement coverage); and

(ii)                         Hospital Seller shall comply in all material respects with all Laws and Orders pertaining to the Business.

(b)       Except (1) as required by applicable Law or the Bankruptcy Court, (2) as otherwise expressly contemplated by this Agreement or (3) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), no Seller shall, solely as it relates to the Business:

(i)                         subject any of the Purchased Assets to any Lien (other than Permitted Exceptions);

(ii)                         acquire or lease any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any assets of the type that would be of the Purchased Assets (except pursuant to an existing (as of the date of this Agreement) Contract for fair consideration in the Ordinary Course of Business or for the purpose of disposing of obsolete or worthless assets);

(iii)                        [intentionally omitted];

(iv)                       [intentionally omitted];

(v)                        [intentionally omitted]; or

(vi)                      agree to do anything prohibited by this Section 7.2(b).

7.3               Consents and Permits; Insurance. Each Seller shall use its commercially reasonable efforts, and Purchaser shall cooperate with Sellers, including, without limitation, by taking the actions referred to in Section 7.4, to obtain at the earliest practicable date all consents, approvals, authorizations, waiver and Orders required to be obtained by Sellers and to give at the earliest practicable date any notices required to be given by Sellers, in order for Sellers to consummate the transactions contemplated by this Agreement on the terms and in the manner provided hereby. Purchaser shall use its commercially reasonable efforts, and Sellers shall cooperate with Purchaser, including by taking the actions referred to in Section 7.4 to obtain at the earliest practicable date all consents, approvals, authorizations, waivers, Orders, licenses and Permits required to be obtained by Purchaser, and to give at the earliest practicable date any notices required to be given by Purchaser, in order for Purchaser to consummate the transactions contemplated by this Agreement on the terms and in the manner provided hereby and to operate the Business after the Closing; provided, however, that Sellers shall not be obligated to pay any consideration therefor to any third party from whom any such item is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval except as otherwise provided by Section 7.4.

7.4             Regulatory Approval.

(a)       The parties recognize and agree that time is of the essence for the closing of the Contemplated Transactions. Purchaser and Sellers will cooperate in making all required notices and applications, so that the parties may receive all approvals required to consummate the Contemplated Transactions.

(b)       Each party shall use its reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Contemplated Transactions contemplated by this Agreement. Each such party shall promptly inform the other parties of any material oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any such transaction. No such party shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate.

7.5               Further Assurances. Each party shall use its reasonable efforts to (i) take all actions necessary or appropriate to consummate the transactions contemplated by this Agreement and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, Purchaser hereby acknowledges that Hospital Seller’s hospital license issued by the Tennessee Department of Health has been placed on “inactive” status until the February 2017 meeting of the Tennessee Board for Licensing Health Care Facilities and the understands that the any transfer, if possible, of the license shall be the sole responsibility of Purchaser.

7.6               Confidentiality. From and after the date hereof, Purchaser shall, and shall cause its Representatives to maintain in confidence, not disclose to any third party, except as necessary to effect the Contemplated Transactions, without the prior written consent of Sellers, and not use to the detriment of any Seller, any Seller Confidential Information relating to or obtained from any Seller or its Representatives; provided, however, if Purchaser, its Representatives or anyone to whom such parties have transmitted any Seller Confidential Information become legally compelled to disclose any such Seller Confidential Information, Purchaser shall provide the respective Seller with prompt notice of such legal obligation. Upon the Closing by Purchaser, the restrictions contained in this Section 7.6 shall not apply to confidential or proprietary information related primarily to the Purchased Assets, the Assumed Liabilities or the Business and shall not apply to Purchaser’s actions to enforce any rights or claims of Purchaser under this Agreement or performing Purchaser’s obligations under this Agreement. Purchaser may disclose any Seller Confidential Information to its Representatives who need to know it for the purpose of effectuating the Contemplated Transactions. Purchaser shall inform its Representatives having access to Seller Confidential Information of such obligation of confidentiality.

7.7               Intentionally Omitted.

7.8               Publicity. Except in connection with the Bankruptcy Case, each of party agrees that it shall not issue any written press release concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of either Purchaser or Sellers, as applicable, which approval will not be unreasonably withheld, delayed or conditioned, unless, in the judgment of such issuing party upon advice of counsel, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement; provided, that such party that intends to make such release shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other parties with respect to the text thereof.

7.9            Intentionally Omitted.

7.10           Intentionally Omitted.

7.11           Cooperation. Each Seller and Purchaser agrees to reasonably cooperate with each other, from the date hereof up through and following the Closing Date, in good faith, in an effort to satisfy all further conditions, undertakings and agreements contained in this Agreement.

7.12          Intentionally Omitted.

7.13          Intentionally Omitted.

7.14           Misdirected Payments, Etc. Purchaser and Sellers covenant and agree to remit, with reasonable promptness, to the other any payments received by them or their affiliates, which payments are on or in respect of accounts or notes receivable owned by (or are otherwise payable to) Sellers or Purchaser, as applicable.

7.15           Notice of Developments. Sellers and Purchaser will give prompt written notice to the other party of any facts that become known or any development that constitutes or causes a breach of any representation, warranty or agreement herein; provided that no disclosure shall be deemed to supplement any schedule or prevent or cure any breach or misrepresentation.

7.16           Release of Guarantor. Purchaser shall use commercially reasonable efforts to obtain a release of the guarantor under the First Deed of Trust upon assumption by Purchaser of the First Deed of Trust.

7.17           Non-Competition.

(a)       In partial consideration of Purchaser’s agreement to assume and agree to pay the Purchase Price and pay, perform and discharge when due, and hold Sellers harmless from and against, the Assumed Liabilities, each Seller agrees that without Purchaser’s prior written consent, (x) during the period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date and so long as Purchaser continues to operate the Hospital, they shall not (i) engage in the operation of any Competing Business within a thirty-five (35) mile radius of the Hospital (the “Restricted Area”), or (ii) acquire, lease, own or be a shareholder, partner, member or equity holder of, exercise management control over, provide consulting services for, or acquire or maintain a controlling interest in, any Competing Business that is located in the Restricted Area. For purposes of this Section, the term “Competing Business” means the business of owning and operating hospitals, ambulatory surgical centers, medical clinics, freestanding emergency rooms, urgent care clinics, behavioral health centers and all other healthcare facilities and services.

(b)       Sellers recognize that the covenants in this Section 7.17, and the territorial, time and other limitations with respect thereto, are reasonable and properly required for the adequate protection of the acquisition of the Business by Purchaser, and agree that such limitations are reasonable with respect to its activities, business and public purpose. Sellers agree and acknowledge that the violation of the covenants or agreements in this Section 7.17 would cause irreparable injury to Purchaser and that the remedy at law for any violation or threatened violation thereof would be inadequate and that, in addition to whatever other remedies may be available at law or in equity, Purchaser shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting bond. The parties hereto also waive any requirement of proving actual damages in connection with the obtaining of any such injunctive or other equitable relief. In addition to any injunctive relief or specific performance, Purchaser may pursue such other remedies to which it may be entitled under applicable Law.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1               Conditions Precedent to Obligations of Purchaser. The obligations of Purchaser to consummate the Contemplated Transactions as provided by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a)       the representations and warranties of Sellers contained in this Agreement and in any document, instrument or certificate delivered hereunder (i) that are not qualified by materiality will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (ii) that are qualified by materiality will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time;

(b)       Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date;

(c)       Purchaser shall have received a Phase I Environmental Site Assessment Report with respect to the Real Estate (which report must cover mold, asbestos, radon and lead-based paint as well as environmental matters customarily addressed in a Phase I Environmental Site Assessment Report), which report must be acceptable to Purchaser in its reasonable discretion;

(d)        Intentionally Omitted;

(e)       The Title Company shall have issued and delivered to Purchaser an irrevocable commitment for a standard owner’s title insurance policy with no exceptions other than Permitted Exceptions that do not have a material and adverse effect on the ability of Purchaser to conduct the Business for the Purchased Real Properties;

(f)        Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 3.2;

(g)        Intentionally Omitted;

(h)        Intentionally Omitted;

(i)         Intentionally Omitted; and

(j)         Real Estate Seller shall have effectively assigned, with all required consents having been obtained, the Landing Rights Agreement to Purchaser.

8.2               Conditions Precedent to Obligations of Sellers. The obligation of Sellers to consummate the Contemplated Transactions as provided by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a)       the representations and warranties of Purchaser contained in this Agreement and in any document, instrument or certificate delivered hereunder (i) that are not qualified by materiality will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing and (ii) that are qualified by materiality will be true and correct in all respects at and as of the Closing with the same force and effect as if made as of the Closing, in each case, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time;

(b)       Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date; provided, however, that the condition set forth in this Section 8.2(b) shall be deemed satisfied unless all such failures to so perform or comply taken together prevent or materially delay the ability of Purchaser to perform its obligations under this Agreement or the ability of Purchaser to consummate the Contemplated Transactions; and

(c)       Purchaser shall have delivered, or caused to be delivered, to Sellers all of the items set forth in Section 3.3.

8.3               Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations of the parties to consummate the Contemplated Transactions as provided by this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a)       There shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Contemplated Transactions;

(b)        Intentionally Omitted; and

(c)       The Bankruptcy Court shall have entered the Sale Order, and the Sale Order shall have become a Final Order not subject to any stay.

8.4               Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Sections 8.1, 8.2 or 8.3, as the case may be, to excuse it from consummating the Contemplated Transactions if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE IX

TAXES

9.1               Transfer Taxes. Purchaser shall pay any sales, use, stamp, documentary stamp, filing, recording, transfer or similar fees or taxes or governmental charges (including any interest and penalty thereon) payable in connection with the transactions contemplated by this Agreement, if any (“Transfer Taxes”). Sellers shall seek to include in the Sales Order a provision that provides that the transfer of the Purchased Assets shall be free and clear of any Transfer Taxes under Bankruptcy Code Section 1146(c). The parties shall cooperate and otherwise take commercially reasonable efforts to obtain any available refunds for Transfer Taxes, including a refund available under Section 1146(c) of the Bankruptcy Code.

9.2               Prorations. All real and personal property Taxes or similar ad valorem obligations levied with respect to the Purchased Assets for any taxable period that includes the Closing Date and ends after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between Sellers and Purchaser as of 12:01 a.m. (Central time) on the day after the Closing Date. If any Taxes subject to pro-ration are paid by Purchaser, on the one hand, and Sellers, on the other hand, the proportionate amount of such Taxes paid (or in the event of a refund of any portion of such Taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such Taxes (or promptly following the receipt of any such refund).

9.3               Purchase Price Allocation. The Purchase Price shall be allocated between the Hospital Seller and the Real Estate Seller as follows: (i) the Cash Purchase Price less an amount equal to any outstanding real estate Taxes owed with respect to the Real Estate shall be allocated to the Hospital Seller and (ii) the Assumed Indebtedness plus an amount in cash equal to the amount necessary to pay any outstanding real estate Taxes owed with respect to the Real Estate shall be allocated to the Real Estate Seller. For tax purposes only, prior to the Closing Date, Sellers and Purchaser shall agree in good faith upon an allocation of the purchase price and other consideration delivered hereunder (including the Assumed Liabilities) among the Purchased Assets in accordance with Section 1060 of the Code and, in accordance with such allocation, Purchaser shall prepare and deliver to Sellers copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”). Purchaser shall prepare and deliver to Sellers from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any) consistent with the agreed upon allocation. To the extent that Sellers disagree with Purchaser’s allocation in the Asset Acquisition Statement or the Revised Statements, Sellers and Purchaser shall work in good faith to resolve any such disagreements. If Purchaser and Sellers cannot reach a final resolution of the matter, Purchaser and Sellers will jointly retain an independent financial expert to resolve any remaining disagreements, the cost of which shall be borne equally by the parties. The purchase price for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Sellers, and all income Tax Returns and reports filed by Purchaser and Sellers shall be prepared consistently with such allocation.

9.4               Cooperation on Tax Matters. The parties shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters.

ARTICLE X

MISCELLANEOUS

10.1           Expenses. Except as otherwise expressly provided in this Agreement, each party shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

10.2           Other Definitional and Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a)       When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b)       Any reference in this Agreement to $ shall mean U.S. dollars.

(c)       All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on one Schedule shall be deemed to have been disclosed on each other Schedule to the extent it is reasonably apparent that it is pertinent to the subject matter of such other Schedule. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d)       Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e)       The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f)        The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g)       The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h)       The phrase “made available to Purchaser” shall mean made available to Purchaser through posting in an electronic data room, via email, facsimile or other electronic transfer or through other written means for all purposes of this Agreement.

(i)         Intentionally Omitted.

(j)         The parties hereto have been advised by experienced counsel, and have participated jointly, in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted in its entirety by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.3           Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises and agreements contained in this Agreement, and, accordingly, any party hereto shall be entitled to injunctive relief with respect to any such breach, including specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 10.3 shall be in addition to any other rights which a party may have at law or in equity pursuant to this Agreement.

10.4           Submission to Jurisdiction; Consent to Service of Process. Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 10.7 hereof. The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.7.

10.5           Entire Agreement: Amendments and Waivers. This Agreement (including the Disclosure Schedules and Exhibits hereto) and the Deposit Escrow Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

10.6           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Mississippi applicable to contracts made and performed in such State.

10.7           Notice. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt) or sent by facsimile (hard copy to follow) or (ii) one business day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses (or to such other address as a party may have specified by notice given to the other party pursuant to this provision):

If to Purchaser to:	If to Sellers, to:

Rennova Health, Inc.	Pioneer Health Services, Inc.
Victoria Nemerson	110 Pioneer Way
General Counsel	Magee, MS 39111
400 South Australian Avenue	Attn: Scott Phillips
West Palm Beach, FL 33401	Michael Morgan
Facsimile: (561) 584-6835	Facsimile: (215) 689-4386

With a copy (which shall not constitute notice) to:	With a copy (which shall not constitute notice) to:

Bass, Berry & Sims PLC	Law Offices of Craig M. Geno, PLLC
150 Third Avenue S, Suite 2800	587 Highland Colony Pkwy
Nashville, TN 37201	Ridgeland, MS 39157
Attn: Elizabeth S. Warren	Attn: Craig M. Geno, Esq.
Facsimile: (615) 742-7719	Facsimile: (601) 427-0050

With a copy (which shall not constitute notice) to:

Counsel to Unsecured Creditor’s Committee
Arnall Golden Gregory LLP
171 17th Street, NW
Suite 2100
Atlanta, Georgia 30338
Attn: Darryl S. Laddin, Esq.
Facsimile: (404) 873-8121

10.8           Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.9           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement except as provided below. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of Purchaser and Sellers and any attempted assignment without the required consents shall be void; provided, however, that Purchaser may assign its right to acquire any or all of the Purchased Assets and its other rights hereunder to an entity wholly owned by it that also assumes all of Purchaser’s obligations hereunder (but such assumption shall not relieve Purchaser of its obligations hereunder) with the consent of Sellers, which shall not be unreasonably withheld; and provided, further, Purchaser may assign its right to acquire any or all of the Purchased Assets to a third Person at Closing. Upon any such permitted assignment, the references in this Agreement to Purchaser shall also apply to any such assignee unless the context otherwise requires. No permitted assignment of any rights hereunder and/or assumption of obligations hereunder shall relieve the parties hereto of any of their obligations.

10.10        No Personal Liability. In entering into this Agreement, the parties understand, agree and acknowledge that no director, trustee, officer, manager, member, employee, shareholder, attorney, accountant, advisor or agent of any party hereto shall be personally liable or responsible to any other party or its Affiliates, directors, trustees, officers, managers, members, employees, shareholders, attorneys, accountants, advisors or agents for the performance of any obligation under this Agreement of any party to this Agreement or the truth, completeness or accuracy of any representation or warranty contained in, or statement made in, this Agreement or any document prepared pursuant hereto and that all obligations hereunder are those of the named parties only (but nothing contained herein shall limit the liability of any person for his or her fraudulent acts).

10.11        Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

10.12        Acknowledgment by Purchaser. Purchaser acknowledges that it has conducted to its satisfaction an independent investigation and verification of the Purchased Assets, liabilities, properties and operations of Sellers and, in making its determination to proceed with the transactions contemplated by this Agreement, Purchaser has relied on the results of its own independent investigation and verification and the representations and warranties of Sellers expressly and specifically set forth in this Agreement, including the Disclosure Schedules. SUCH REPRESENTATIONS AND WARRANTIES BY SELLERS CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF SELLERS TO PURCHASER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND PURCHASER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE ASSETS OR LIABILITIES OF SELLERS) ARE SPECIFICALLY DISCLAIMED BY SELLERS. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED HEREIN, THE PURCHASED ASSETS ARE BEING SOLD “AS IS, WHERE IS, AND WITH ALL FAULTS,” AND SELLERS EXPRESSLY DISCLAIM ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

SELLERS:	PIONEER HEALTH SERVICES OF ONEIDA LLC

By: /s/ Scott Phillips
Name: Scott Phillips
Title: CRO

PIONEER HEALTH SERVICES OF ONEIDA REAL ESTATE LLC

By: /s/ Joseph S. McNulty III
Name: Joseph S. McNulty III
Title: Chairman/CEO

PURCHASER:	RENNOVA HEALTH, INC.

By: /s/ Seamus Lagan
Name: Seamus Lagan
Title: Chief Executive Officer

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

ANNEX 1

Defined Terms

Capitalized terms used herein are defined as set forth below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the Preamble of this Agreement.

“Alternative Transaction” means any agreement or transaction involving the sale (in a single transaction or a series of related transactions) of all or substantially all of the Purchased Assets, or the issuance or sale (in a single transaction or series of related transactions) of all or substantially all of the equity interests, of Sellers or any of their successors, to any party other than Purchaser or a designee of Purchaser.

“Asset Acquisition Statement” shall have the meaning set forth in Section 9.3 of this Agreement.

“Assigned Contracts” shall have the meaning set forth in Section 1.1(d) of this Agreement.

“Assignment and Assumption Agreement” shall have the meaning set forth in Section 3.2(g) of this Agreement.

“Assumed Indebtedness” shall have the meaning set forth in Section 1.3(a) of this Agreement.

“Assumed Liabilities” shall have the meaning set forth in Section 1.3 of this Agreement.

“Bankruptcy Case” means the voluntary petition for relief under Chapter 11 of the Bankruptcy Code filed by Seller on March 30, 2016 in the Bankruptcy Court, In re Pioneer Health Services of Oneida LLC, Case No. 16-01124-NPO, jointly administered with In re Pioneer Health Services, Inc., Case No. 16-0119-NPO.

“Bankruptcy Code” shall have the meaning set forth in the Recitals of this Agreement.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Mississippi.

“Business” shall have the meaning set forth in the Recitals of this Agreement.

“Business Day” means any day of the year on which national banking institutions in Tennessee are open to the public for conducting business and are not required or authorized to close.

“Purchaser Termination Fee” shall have the meaning set forth in Section 6.5 of this Agreement.

“Cash Purchase Price” shall have the meaning set forth in Section 2.1 of this Agreement.

“Closing” shall have the meaning set forth in Section 3.1 of this Agreement.

27

“Closing Cash Payment” shall have the meaning set forth in Section 2.3 of this Agreement.

“Closing Date” shall have the meaning set forth in Section 3.1 of this Agreement.

“CMS” means the Centers for Medicare and Medicaid Services.

“Code” means the Internal Revenue Code of 1986, as amended.

“Competing Bid” shall have the meaning set forth in Section 6.4(a) of this Agreement.

“Competing Business” shall have the meaning set forth in Section 7.17(a) of this Agreement.

“Contemplated Transactions” shall have the meaning set forth in Section 1.1 of this Agreement.

“Contract” means any written contract, indenture, note, bond, lease, license or other agreement, other than a real property lease, a personal property lease or an Intellectual Property License.

“Copyrights” means all copyrights and registrations and applications therefor and works of authorship, and mask work rights.

“Cost Reports” means all cost and other reports filed pursuant to the requirements of Healthcare Programs for payment or reimbursement of amounts due from such programs for services provided.

“Cure Amounts” shall have the meaning set forth in Section 1.5 of this Agreement.

“Cure Cap” shall have the meaning set forth in Section 1.5 of this Agreement.

“Deposit Escrow Agreement” shall have the meaning set forth in Section 2.2 of this Agreement.

“Deposit Escrowed Funds” shall have the meaning set forth in Section 2.2 of this Agreement.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), and other similar materials related to the Business or the Purchased Assets in each case whether or not in electronic form, other than Patient Records.

“Employee Benefit Plans” means all deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life, dental, vision, disability or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plans, programs, agreements or arrangements, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA), sponsored, maintained or contributed to or required to be contributed to by any Seller or by any ERISA Affiliate of any Seller for the benefit of any current or former employee, independent contractor or director (and/or their dependents or beneficiaries) of any Seller, or with respect to which any Seller or any ERISA Affiliate of any Seller otherwise has any liabilities or obligations.

“Employees” means all individuals, as of any date specified herein, whether or not actively at work as of such date, who are or were employed by Sellers in the conduct of the Business, together with individuals who are hired in respect of the conduct of the Business after the date hereof and prior to the Closing.

“Environmental Law” means any federal, state or local statute, law, regulation, code, ordinance, or rule of common law currently in effect relating to the protection of human health and safety or the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that would be deemed to be a “single-employer” with any Seller under Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Escrow Agent” shall have the meaning set forth in Section 2.2 of this Agreement.

“Excluded Assets” shall have the meaning set forth in Section 1.2 of this Agreement.

“Excluded Contracts” means every Contract that is not listed on Schedule 1.1(d) hereto.

“Excluded Liabilities” shall have the meaning set forth in Section 1.4 of this Agreement.

“expenses” means any and all costs and expenses, including attorneys’ and other professionals’ fees and disbursements sustained or reasonably incurred incident to investigating, responding to or defending against any claim, investigation, action, suit or proceeding relating to a matter subject to indemnification under this Agreement.

“Facilities” means the healthcare facilities utilized in the Business and included among the Purchased Assets as further identified in Section 1.1 of this Agreement.

“Final Order” means an order of the Bankruptcy Court that has not been reversed, modified or stayed, and as to which the time for appeal has expired, and the deadline for filing any motion or petition for review, rehearing or certiorari has expired, and as to which no appeal, motion or petition for review, rehearing or certiorari is pending.

“First Deed of Trust” shall mean that certain Deed of Trust dated July 10, 2015, executed by Real Estate Seller in favor of First National Bank of Oneida.

“Furniture and Equipment” means all furniture, fixtures, furnishings, machinery, appliances and other equipment (including medical equipment) and leasehold improvements owned by Sellers, used by Sellers in the conduct of the Business and located in the Ordinary Course of Business at the Purchased Real Property, including all such desks, chairs, tables, Hardware, copiers, telephone lines, telecopy machines and other telecommunication equipment (and, to the extent assignable by Sellers, the telephone numbers associated therewith used in the Ordinary Course of Business), cubicles and miscellaneous office furnishings.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hardware” means any and all computer and computer-related hardware, including computers, file servers, facsimile servers, scanners, color printers, laser printers and networks.

“Hazardous Material” means any substance, material or waste which is regulated by any Government Body including petroleum and its by-products, asbestos, biomedical waste, medical waste and any chemical, material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or “toxic substance” under any provision of Environmental Law.

“Healthcare Programs” means Medicare, Medicaid, CHAMPUS/TRICARE programs, any other federal health care program (as defined in 42 U.S.C. § 1320a-7b(f)) and any other healthcare programs administered or funded by a Governmental Body or contractor thereof.

“Healthcare Program Laws” means the Laws governing the Healthcare Programs, including: 42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b and 1395nn; the False Claims Act (31 U.S.C. § 3729 et seq.); the False Statements Act (18 U.S.C. § 1001); the Program Fraud Civil Penalties Act (31 U.S.C. § 3801 et seq.); 18 U.S.C. § 1347, 18 U.S.C. § 669, 18 U.S.C. § 1035, 18 U.S.C. § 1518; and the corresponding fraud and abuse, false claims and anti-self-referral Laws of any other Governmental Body.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191), as amended by the Health Information Technology for Economic and Clinical Health Act, enacted as part of the American Recovery and Reinvestment Act of 2009, and all regulations, rules, interpretations and orders promulgated thereunder, including but not limited to the regulations set forth at 45 CFR Part 160 and Part 164.

“Hospital” shall have the meaning set forth in the Recitals of this Agreement.

“Hospital Seller” shall have the meaning set forth in the Preamble of this Agreement.

“Indebtedness” means, with respect to any Person, (i) indebtedness of such Person for borrowed money, whether secured or unsecured, (ii) obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iii) obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (iv) capital lease obligations of such Person, (v) obligations of such Person under acceptance, letter of credit or similar facilities, (vi) obligations of such Person under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) guarantees of such Person of any such indebtedness referred to in clauses (i)-(vi) of any other Person.

“Intellectual Property” means all Intellectual Property Rights owned by Sellers and/or used by Sellers in connection with the Business, including any in the form of or arising from or in respect of Patents, Marks, Copyrights, Software or Technology.

“Intellectual Property License” means any grant to Sellers of a right to use in connection with the Business any Intellectual Property Rights owned by any other Person (other than Seller Marks), to the extent, and only to the extent, such right is transferable by a Seller.

“Intellectual Property Rights” means all patents, trademarks, service marks, trade names, trade secrets, domain names, computer software, copyrights, inventions, processes, discoveries, formulae, research and development and applications and registrations for any of the foregoing that Sellers own, license or otherwise possess the right to use.

“Inventory” means all medical supplies, drugs, medications, food, janitorial, housekeeping and office supplies and other consumables located in or used in connection with the operation of the Business.

“Knowledge” (and any similar expression) means any matters known by, or which should be known following reasonable inquiry by those officers of Purchaser or of those officers of a Seller or senior managers of the Business as of or prior to the Closing, as applicable, each of which is identified on Schedule 11.1(a).

“Landing Rights Agreements” means that certain Landing Rights Agreement for Use of Helipad, dated as of December 2, 2013, by and between Pioneer Health Services of Oneida Real Estate, LLC, a Mississippi limited liability company, and Scott County, Tennessee, a Tennessee governmental entity.

“Law” means any domestic or foreign federal, state, provincial, local or municipal law, statute, code, ordinance, rule or principle of common law, regulation, Order or directive.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, alternative dispute resolution, proceedings (public or private) or claims or any proceedings by or before a Governmental Body or the Bankruptcy Case, including but not limited to any audit hearing or investigation.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all fines, penalties, costs and expenses relating thereto.

“Lien” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, encroachment, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, equitable interest, and transfer restriction under any agreement, or restrictions of any kind or nature, known or unknown.

“Marks” means all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof.

“Medicaid” means any state program for medical assistance administered under Title XIX of the Social Security Act.

“Medical Records” means those Patient Records constituting “Hospital Records” as defined at Tenn. Code Ann. §68-11-302 for patients who have received services from the Business at any time during the two (2) year period prior to the closure of the Hospital on July _, 2016 and billing records related to such patients, whether in paper or electronic form.

“Medicare” means the health insurance program administered under Title XVIII of the Social Security Act.

“Nonassignable Asset” shall have the meaning set forth in Section 1.6(b) of this Agreement.

“Order” means any order, injunction, judgment, decree, ruling, consent, approval, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of normal day-to-day operations of the Business through the date hereof consistent with past practice, subject to those actions necessary and incident to the Bankruptcy Code.

“Outside Date” shall have the meaning set forth in Section 3.4(a)(ix) of this Agreement.

“Owned Properties” means all real property and interest in real property owned in fee by a Seller and used in any material degree in the Business.

“Patents” means all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon.

“Patient Records” shall mean any documents containing information concerning medical, health care or behavioral health services provided to, or the medical, health care or behavioral health of any individual, or that are otherwise subject to regulation under applicable Law, including HIPAA.

“Permits” means any approvals, authorizations, consents, licenses, permits, certificates of need, certificates of exemption, franchises, accreditations, registrations or certificates of a Governmental Body or other regulatory entity.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, encroachments, covenants, reservations, declarations, state of facts, rights of way and encumbrances disclosed in policies of title insurance, surveys and other documentation related to such policies and surveys set forth on Schedule 11.1(b) or set forth in the title commitment referenced in Section 8.1(e); (ii) statutory liens for current Taxes, assessments or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, provided the same could not reasonably be expected to result in a loss of the property and an appropriate reserve is established therefore; (iii) mechanics’, carriers’, workers’, repairers’, and similar Liens arising or incurred in the Ordinary Course of Business for sums not yet due and payable; (iv) zoning, entitlement and other land use and environmental regulations or designations by any Governmental Body provided that such regulations or designations have not been violated; (v) title of a lessor under a capital or operating lease; (vi) the First Deed of Trust and (vii) Liens set forth on Schedule 4.4.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, association, estate, Governmental Body or other entity.

“Personal Property Leases” means all tangible personal property and interests in tangible personal property leased, licensed or otherwise possessed by a Seller and used in any material degree in the Business, as lessee, lessor, licensee, licensor or otherwise.

“Plan” means any material “employee benefit plan” within the meaning of Section 3(3) of ERISA and any other material bonus, profit sharing, pension, severance, deferred compensation, fringe benefit (as described in Code Section 132), insurance, welfare, post-retirement, health, life, tuition refund, service award, company car, scholarship, relocation, disability, accident, sick, vacation, holiday, unemployment, incentive, commission, retention, change in control, non-competition, and other plans, agreements, policies trust funds (a) established, maintained, sponsored or contributed to (or with respect to which any obligation to contribute has been undertaken) by a Seller or any ERISA Affiliate or (b) with respect to which a Seller or any ERISA Affiliate has or has had any obligation, in each case, under which any Transferred Employee may receive benefits or may otherwise be subject.

“Purchase Price” shall have the meaning set forth in Section 2.1 of this Agreement.

“Purchased Assets” shall have the meaning set forth in Section 1.1 of this Agreement.

“Purchased Personal Property” shall have the meaning set forth in Section 1.1(b) of this Agreement.

“Purchased Real Property” shall have the meaning set forth in Section 1.1(a) of this Agreement.

“Purchaser” shall have the meaning set forth in the Preamble of this Agreement.

“Purchaser Documents” shall have the meaning set forth in Section 5.2 of this Agreement.

“Real Estate” shall have the meaning set forth in the Recitals of this Agreement.

“Real Estate Seller” shall have the meaning set forth in the Preamble of this Agreement.

“Real Property Leases” means all real property and interests in real property leased, licensed or otherwise possessed by a Seller and used in any material degree in the Business, as lessee, lessor, licensee, licensor or otherwise.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching of Hazardous Material into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means any and all actions as required by a Governmental Body to (i) investigate, monitor, clean up, remove, remediate, treat or in any other way address any Hazardous Material; (ii) prevent any Release so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or any natural resources; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care concerning Hazardous Material; or (iv) to correct a condition of noncompliance with, or in violation of, Environmental Law.

“Rennova” shall have the meaning set forth in the Preamble of this Agreement.

“Representatives” means with respect to any Person, any of its Affiliates, directors, trustees, officers, members, employees, consultants, agents, advisors and other representatives.

“Restricted Area” shall have the meaning set forth in Section 7.17(a) of this Agreement.

“Revised Statements” shall have the meaning set forth in Section 9.3 of this Agreement.

“Sale Motion” means the motion, supporting papers, notices and form of Sale Order, all in form and substance reasonably acceptable to Purchaser in its reasonable discretion, seeking approval and entry of the Sale Order.

“Sale Order” means a Final Order of the Bankruptcy Court substantially in the form of Exhibit F hereto inter alia approving the sale of the Purchased Assets, assumption of the Assumed Liabilities, and assignment of all Assigned Contracts free and clear of any Liens (except for Permitted Exceptions and any Assumed Liabilities under this Agreement) and finding that Purchaser is a “good faith purchaser” for purposes of Section 363(m) of the Bankruptcy Code, with the final form and substance of such Order to be acceptable to Purchaser in its sole discretion.

“Seller” and “Sellers” shall have the meanings set forth in the Preamble of this Agreement.

“Seller Confidential Information” shall mean any information that is confidential or proprietary in nature that is related to the Purchased Assets, the Assumed Liabilities, the Business, the Excluded Assets, or the Excluded Liabilities, including methods of operation, patient information, prices, fees, costs, Technology, Software, know-how, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters; provided, however, that Seller Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) becomes generally available to the public other than as a result of a disclosure by Purchaser or any of its Representatives in violation of this Agreement; (ii) becomes available to Purchaser on a non- confidential basis from a source other than a Seller or its Representatives, provided that such source is not known by Purchaser to be bound by a confidentiality agreement with, or other obligation of secrecy to, Sellers; (iii) is lawfully received by Purchaser from a third party reasonably believed by Purchaser to have the right to disseminate Seller Confidential Information without restriction on disclosure; or (iv) can be shown by Purchaser through written documents or evidence maintained by Purchaser to have been independently developed by either of them.

“Software” means, except to the extent generally available for purchase from a third Person, any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates; menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation related to any of the foregoing, in each case, that are used in, incorporated in, embodied in, displayed by or relate to, or are used or useful in the Business.

“Tax Authority” means any federal, state or local government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, excise taxes under Section 4358 of the Code, unrelated business income taxes, and estimated taxes, whether disputed or not, and (ii) all interest, penalties, tines, additions to tax or additional amounts imposed by any taxing authority in connection with any item described in clause (i).

“Technology” means, collectively, all designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used or useful in the Business, other than any in the form of Software.

“Title Company” means Fidelity National Title Group, Inc. or other nationally recognized title insurance company reasonably acceptable to Purchaser.

“Transfer Taxes” shall have the meaning set forth in Section 9.1 of this Agreement.

“Transferred Property” shall have the meaning set forth in Section 1.2(l) of this Agreement.

“Waller Professional Fees Escrow” shall have the meaning set forth in Section 6.6 of this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT

This Amendment No. 1 to Asset Purchase Agreement (this "Amendment"), dated as of December 31, 2016, is by and among Pioneer Health Services of Oneida LLC, a Mississippi limited liability company ("Hospital Seller"), Pioneer Health Services of Oneida Real Estate LLC, a Mississippi limited liability company ("Real Estate Seller", each individually a "Seller" and, collectively with Hospital Seller, the "Sellers"), and Rennova Health, Inc., a Delaware corporation ("Rennova" or "Purchaser").

RECITALS

A. On October 26, 2016, Sellers and Purchaser entered into that certain Asset Purchase Agreement ("Purchase Agreement"), pursuant to which Purchaser agreed to purchase the Purchased Assets from, and assume the Assumed Liabilities of, Sellers.

B. Pursuant to Section 10.5 of the Purchase Agreement, any term of the Purchase Agreement may be amended by an agreement in writing signed by each party thereto.

C. The parties to the Purchase Agreement desire to amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the paities hereby agree as follows:

1.       Definitions; Construction. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. References in the Purchase Agreement to "this Agreement" (and indirect references such as "hereunder," "hereby," "herein" and "hereof') shall be deemed to be references to the Purchase Agreement as amended hereby.

2.       Amendment to Section 3.4(a)(ix). Section 3.4(a)(ix) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

"(ix) upon written notice to Sellers if the Closing shall not have occurred by the close of business on January 6, 2017 (the "Outside Date")."

3.       Miscellaneous. Except as expressly modified by this Amendment, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect. In the event of any conflict or inconsistency between the terms and conditions of the Purchase Agreement and this Amendment, the terms and conditions of this Amendment shall control and govern. This Amendment may be executed in multiple counterparts which, when taken together, shall constitute one and the same document. The exchange of copies of this Amendment and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

[Remainder of page intentionally left blank]

1

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

SELLERS:	PIONEER HEALTH SERVICES OF ONEIDA LLC

By: /s/ Scott Phillips
Name: Scott Phillips
Title: CRO

PIONEER HEALTH SERVICES OF ONEIDA REAL ESTATE LLC

By: /s/ Joseph S. McNulty III
Name: Joseph S. McNulty III
Title: President

PURCHASER:	RENNOVA HEALTH, INC.

By: /s/ Victoria E. Nemerson
Name: Victoria E. Nemerson
Title: General Counsel

[Signature Page to First Amendment to Asset Purchase Agreement]

2

AMENDMENT NO. 2 TO ASSET PURCHASE AGREEMENT

This Amendment No. 2 to Asset Purchase Agreement (this “Amendment”), dated as of January 6, 2017, is by and among Pioneer Health Services of Oneida LLC, a Mississippi limited liability company (“Hospital Seller”), Pioneer Health Services of Oneida Real Estate LLC, a Mississippi limited liability company (“Real Estate Seller”, each individually a “Seller” and, collectively with Hospital Seller, the “Sellers”), and Rennova Health, Inc., a Delaware corporation (“Rennova” or “Purchaser”).

RECITALS

A.       On October 26, 2016, Sellers and Purchaser entered into that certain Asset Purchase Agreement, as amended by that Amendment No. 1 to Asset Purchase Agreement, dated December 8, 2016 (as amended, the “Purchase Agreement”), pursuant to which Purchaser agreed to purchase the Purchased Assets from, and assume the Assumed Liabilities of, Sellers.

B.       Pursuant to Section 10.5 of the Purchase Agreement, any term of the Purchase Agreement may be amended by an agreement in writing signed by each party thereto.

C.       The parties to the Purchase Agreement desire to further amend the Purchase Agreement as set forth below.

NOW, THEREFORE, in consideration of the foregoing recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.       Definitions; Construction. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement. References in the Purchase Agreement to “this Agreement” (and indirect references such as “hereunder,” “hereby,” “herein” and “hereof”) shall be deemed to be references to the Purchase Agreement as amended hereby.

2.       Amendment to Section 3.4(a)(ix). Section 3.4(a)(ix) of the Purchase Agreement is hereby amended and restated in its entirety as follows:

“(ix) upon written notice to Sellers if the Closing shall not have occurred by the close of business on January 13, 2017 (the “Outside Date”).”

3.       Miscellaneous. Except as expressly modified by this Amendment, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect. In the event of any conflict or inconsistency between the terms and conditions of the Purchase Agreement and this Amendment, the terms and conditions of this Amendment shall control and govern. This Amendment may be executed in multiple counterparts which, when taken together, shall constitute one and the same document. The exchange of copies of this Amendment and of signature pages by facsimile, or by .pdf or similar imaging transmission, will constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original agreement for all purposes. Signatures of the parties transmitted by facsimile, or by .pdf or similar imaging transmission, will be deemed to be their original signatures for any purpose whatsoever.

[Remainder of page intentionally left blank]

1

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first above written.

SELLERS:	PIONEER HEALTH SERVICES OF ONEIDA LLC

By: /s/ Scott Phillips
Name: Scott Phillips
Title: CRO

PIONEER HEALTH SERVICES OF ONEIDA REAL ESTATE LLC

By: /s/ Scott Phillips
Name: Scott Phillips
Title: President

PURCHASER:	RENNOVA HEALTH, INC.

By: /s/ Michael Goldberg
Name: Michael Goldberg
Title: Director

[Signature Page to Second Amendment to Asset Purchase Agreement]

2